SEPARATION AGREEMENT AND RELEASE

                                       Between

                                 MR. ANTHONY CATALDO

                                         and

                            MANAGEMENT TECHNOLOGIES, INC.

               WHEREAS, the parties desire to resolve a dispute concerning the Employment Agreement (as hereafter defined), and

               WHEREAS, the parties desire to change their relationship.

               NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

          1. Resignation. Effective July 13, 1995, Anthony J. Cataldo (`Cataldo'') hereby resigns from his position as Chairman and Chief Executive Officer of Management Technologies, Inc., (`MTI''), as well as from any other position(s) held by him at MTI or any of its affiliated or subordinate companies, in order to start his own business. His last day of active employment will be July 13, 1995. The payments, the loan and/or benefits provided for in this Separation Agreement and Release (`Agreement'') shall not be payable in the event that Cataldo revokes this Agreement as provided in Paragraph 12 hereof.




          2. Recission of Employment Agreement. The employment agreement between MTI and Cataldo dated December 31, 1991 (Exh. `A'' attached hereto), and the Amendment and Extension Agreement dated August 1, 1994 (Exh `B'' attached hereto) (together ``Employment Agreement') are hereby rescinded and declared to be null and void, effective July 13, 1995. Cataldo hereby relinquishes any and all remuneration and benefits of whatever kind or nature whatsoever, provided for in the Employment Agreement, including all stock options and warrants, whether or not vested.

          3. Loan. In consideration for this Separation Agreement and Release (the `Agreement''), MTI shall provide Cataldo with an interest-free loan in the amount of $280,000.00, for the sole purpose of acquiring MTI shares directly from MTI upon the following terms:

               a. Such shares shall be sold to Cataldo at the average of the closing market asked prices on the twenty (20) trading days preceding July 13, 1995, MTI will use its best efforts to register the shares sold to Cataldo herein without cost or expense to Cataldo within sixty (60) days from the
                    date hereof.   MTI represents that it will, if
                    possible, file said Registration Statement for the shares purchased herein. Cataldo agrees to co-operate with MTI with respect to said Resignation.




               b. Simultaneously with his purchase of any such shares, Cataldo will pledge each and all of them as collateral security for the repayment of the loan pursuant to a Pledge-Escrow Agreement, which shall be entered into by the parties in a mutually agreeable form. It shall provide, inter alta, that the Pledge-Escrow Agent shall remit the entire proceeds of all sales of MTI shares directly to MTI until the $280,000.00 loan has been fully satisfied. The loan at all times shall be fully secured by the pledged MTI shares.

               c. In the event that the loan is not fully paid by December 31, 1996, it shall be canceled and Cataldo shall have no right to any of the remaining shares securing the said loan. There shall be no personal recourse against Cataldo for the repayment of the loan.

               d. Cataldo and MTI shall execute all documents which are required to effectuate the loan, including the Pledge-Escrow
                    Agreement.

               e. In the event that any payment provided for in Paragraph `4.a.'' shall not be made when due and such default continues without cause for a period of seven (7) days after a written notice to MTI of such default is received, the loan will be canceled, the pledge of shares will be terminated and the Pledge-Escrow Agent will release the shares to Cataldo.

          4. Consulting agreement. The parties agree to enter into a Consulting Agreement which shall provide for MTI's retention of Cataldo, on a non-exclusive basis, to locate and introduce businesses to MTI which MTI might have an interest in acquiring, as well as individuals and companies which might have an interest in making a substantial investment in MTI, The Consulting Agreement shall include, inter alia, the following provisions:

               a. MTI will pay Cataldo a consulting fee in the gross amount of Three
                    Hundred Thousand Dollars ($300,000.00), in equal monthly payments of Twenty-Five Thousand Dollars ($25,000.00) for twelve (12) months commencing on the fifteenth (15th) day following MTI's receipt of a fully executed copy of this Agreement. No consulting fee or other benefits shall be payable in the event that Cataldo revokes this Agreement as provided in Paragraph 12 hereof. MTI agrees to deposit with the firm of Baratta & Goldstein twelve (12) checks in the sum of Twenty-Five Thousand Dollars ($25,000.00) each with an irrevocable letter of instruction to release the first check on the fifteenth and subsequently each check on the fifteenth (15) day of each month to Cataldo. The escrow agents will not have any liability or responsibility other than to release each check, as provided for herein.



               b. In the event that any payment provided for in Paragraph `4.a.'' shall not be made when due and such default continues for a period of seven (7) days after a written notice to MTI of such default is received, Cataldo shall have the right to accelerate payment of all amounts then remaining unpaid hereunder, and MTI shall be obligated to pay all costs and expenses, including reasonable attorneys' fees, incurred by Cataldo in connection with the enforcement of MTI's obligations hereunder.

               c. Any fees earned by Cataldo under the Consulting Agreement shall be subject to an offset of $300,000.00 MTI and Cataldo will set the fees for each transaction or financing on an ad hoc basis. Cataldo understands he does not have any authority to bind MTI without its specific written consent.

               d. No confidential or proprietary information of any kind, nature or description may be distributed by Cataldo to any company or person unless publicly released by MTI or with the prior written consent of MTI and subject to a written confidentiality covenant approved by MTI.

          5. Health insurance premiums. As additional consideration for his Agreement and for the waivers and releases set forth in Paragraph 14, if Cataldo elects to continue his group health insurance coverage under COBRA, MTI will pay the premiums for the initial three (3) months.

          6,7. Salary, expenses and vacation pay. For salary earned through July 13, 1995 and expenses due and owing to him and for the balance of his vacation time, and expenses, Cataldo will be paid the gross amount of $20,000 said sum will be paid by them until 7/30/95.

          8. Office use. Cataldo shall be permitted to use an office and telephone until July 31, 1995 at MTI's discretion.

          9. Board of Directors. Cataldo agrees to serve as a non-employee member of MTI's Board of Directors throughout the remainder of his term and thereafter, if re-elected.

          10. Greater benefits. It is understood and acknowledged that the rights and claims Cataldo herein waives are in exchange for the loan, consulting agreement and other valuable consideration provided under this Agreement to which he otherwise would not be entitled, and which are greater than benefits normally given by MTI to terminated employees. Accordingly, no such loan, Consulting Agreement or any better benefits set forth herein will be provided or payable in the event the Agreement is revoked as provided in Paragraph `12'' below.



          11. Waiver of reinstatement/re-employment. Cataldo expressly waives any and all rights he may have to reinstatement or to employment at MTI. Cataldo will not apply for, or accept, employment with MTI or any of its subsidiaries or affiliates at any time in the future.

          12. Acknowledgments. Cataldo acknowledges that, by letter dated 6th, 1995, Mr. Keith Williams advised him to consult with an attorney for the purpose of determining whether he should sign this Agreement; that he, in fact, has consulted with Leon Braunstein, Esq. of Braunstein & Co., for this purpose; that he has been given at least twenty-one (21) days inwhich to consider whether to sign this Agreement; that he may revoke the Agreement within seven (7) days following its execution; and that the Agreement does not become effective until expiration of the seven
          (7) day revocation period. He further acknowledges that he fully understands its terms and contents and that he has executed this agreement freely and voluntarily, without duress, coercion or undue influence.

          13. Release. In consideration of the receipt of the promises and benefits provided for in this Agreement, to which they otherwise would not be entitled, and with the intention of binding themselves, their heirs, families, legal representatives and assigns, Cataldo and MTI hereby promise to forever refrain form institution, maintaining, or in any way aiding and proceeding upon, and FULLY AND FOREVER RELEASE AND DISCHARGE each other and their successors and assigns, officers, directors, shareholders, agents and employees (collectively `Releases''), from any and all claims, demands, debts, damages, injuries contracts (express or implied, including the Employment Agreement), actions, or rights of actions of whatever kind or nature whatsoever, whether known or unknown, which they had, now have or hereafter may have against Releases by reason of or arising our of any matter from the beginning of the world to the day of the date of this Agreement. LIMITED TO, any and all claims in connection with Cataldo's Employment Agreement and the termination thereof, except any claims to enforce this Agreement. Without limiting the generality of the foregoing, Cataldo agrees that by entering into this Agreement he knowingly and voluntarily waives all rights he has or may have (or the right of anyone on his behalf) to prosecute, initiate or commence any legal proceeding or action under the Age Discrimination in Employment Act of 1967m 29 U.S.C. ' 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. ' 2000e et seq., 42 U.S.C. ' 1981,
          The Employee Retirement Income Security Act of 1974, 20 U.S.C. ' 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. ' 2601 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. ' 12101 et seq., under any and all other federal, state and local equal employment, fair employment and civil or human rights laws (whether statutory, regulatory or decisional(, under the statutory, regulatory or common law of any jurisdiction, including, but not limited to, any and all tort claims (e.g. defamation, intentional infliction of emotional distress, negligent hiring or retention, wrongful termination, conversion, interference with contract, abusive discharge), and under any and all federal, state or local laws relating to benefits, labour or employment standards or retaliation (e.g. whistleblowing). Nor will he voluntarily participate or assist others in any suit or proceeding against Releases, or any of them, involving claims of the kind waived herein.

               If, prior to the date of execution of this Agreement, Cataldo filed a charge(s) or complaint(s) against MTI and/or its officers, directors, employees, representatives and agents, relating to any matter released or waived herein, he agrees to withdraw or discontinue same and execute all documents necessary to effectuate said withdrawal.

               MTI and Cataldo agree that the Release is specifically limited to the Employment Agreement and Amendment to the Employment Agreement stated in Exhibit `B''.

          14. Not an MTI agent or representative. Cataldo agrees that he will not hold himself out as an employee, agent or representative of MTI or any of its subsidiaries or affiliates in connection with any matter. In the even that he is a speaker, panelist or participant or is called upon to otherwise participate in any meeting, seminar, conference or forum in which matters related to MTI are discussed (e.g., trade association meeting, investor meetings, etc.), he agrees to disclaim expressly that he is an employee, agent or representative of MTI or any of its subsidiaries or affiliates in connection with any discussion concerning MTI's business activities.

          15. Duty to co-operate. Cataldo shall provide his full co-operation to MTI and its counsel in the event MTI and/or its successors and assigns, officers, directors, shareholders, agents or employees commence suit against a third party(ies) or a re named defendants or respondents in any legal proceeding, whether before a court or administrative tribunal or in arbitration.

          16. Public relations. The parties will jointly issue the press release attached hereto on Exhibit `C''. Further, Cataldo will submit the statement attached as Exhibit `D'' to the Securities and Exchange Commission.

          17. No disclosure. Cataldo understands that in connection with his employment by MTI he has been privy to and acquired certain proprietary or business confidential information and trade or business secrets not readily available in the marketplace or to the public. Such information may include, but is not limited to, MTI's operations, business and strategic plans, financial and accounting matters, sales, trading and marketing data and strategies, the identity of customers, and the terms, conditions and status of customers and their accounts. Cataldo agrees he will not disclose to any third parties, directly or indirectly (except to the extent required by judicial process or as authorised in writing by MTI), any such confidential or proprietary information.

          18. Non-removal/return of MTI property. Cataldo agrees not to remove any documents, equipment or property belonging to MTI, its employees, customers or others doing business with it. He further agrees to return, on or before July 13, 1995, all equipment and property belonging to MTI which is now in his possession or control, including copies of any and all documents containing information of a proprietary or confidential nature. He will also return, or before July 13, 1995, all credit card representing corporate charge accounts, as well as any MTI keys, passes, identification cards, or badges, letter heads and visiting cards. Cataldo will purchase all furniture in his office, and his secretarial furniture for the sum of $500, in addition to the PC and Fax Machine for an additional $500.

          19.  No admission.

               a. Cataldo acknowledges this Agreement is not intended, and should not be construed, as evidence of any wrongdoing on the part of MTI or as any admission or evidence of liability under any federal, state or local laws or regulations of any nature whatsoever.

               b. MTI acknowledges this Agreement is not intended, and should not be construed, as evidence of any wrongdoing on the part of Cataldo or as any admission or evidence of liability under any federal, state or local laws or regulations of any nature whatsoever.

          20. Confidentiality. Cataldo agrees that neither he nor any of his agents or representatives shall publish, publicize or disseminate, or cause to be published, publicised or disseminated, any information data or documents which pertain to or arise out of this Agreement including, but not limited to, the terms thereof and any consideration received by him for entered into same. Further, except as required for enforcement purposes, Cataldo agrees not to discuss or make any statements with regard to the terms of this Agreement, or matters relating thereto, to the public at large or customers, employees or former employees of MTI.

          21. Successors and assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Releases' successors, assigns, heirs, executors and administrators.

          22. Separability. Except with respect to the Release provided in Paragraph `13'' hereof, if any provision or part of provision of this Agreement is found to be in violation of law or otherwise unenforceable in any respect, the remaining provisions or part of a provision shall remain unaffected and the Agreement shall be reformed and construed to the maximum extent possible as if such provision or part of a provision held to be in violation of law or otherwise unenforceable had never been contained herein.

          23. Complete agreement. It is understood this Agreement contains the entire understanding between MTI and Cataldo and that in executing this Agreement he is not relying upon any representations or statements made by or on behalf of MTI not set forth herein, The Agreement may not be changed except by an instrument in writing signed by both parties.

          24. New York law. The interpretation and application of the terms of this Agreement shall be governed by the federal laws of the United States and the laws of the State of New York, without giving effect to the principles of conflict laws.

          25.  IN SIGNING THIS AGREEMENT, CATALDO ACKNOWLEDGES THE
          FOLLOWING:

          a. THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT AND HAS BEEN ADVISED TO CONSULT WITH, AND DID CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT;

          b. THAT HE SIGNS THIS AGREEMENT VOLUNTARILY AND UNDERSTANDS THAT THIS AGREEMENT CONTAINS A FULL AND FINAL RELEASE OF ALL CLAIMS THAT HE HAS OR MAY HAVE AGAINST RELEASES WITH REGARD TO THE EMPLOYMENT AGREEMENT UP TO THE PRESENT, SUBJECT TO THE EXPECTATION SET FORTH IN PARAGRAPH 13 OF THIS AGREEMENT;

          c. THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) CALENDAR DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT; AND

          d. THAT THIS AGREEMENT IS NOT MADE IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM OFFERED
               TO A GROUP OR CLASS OF EMPLOYEES.

          IN WITNESS WHEREOF, this Agreement was executed this 6 day of July, 1995


          July 7, 1995             By:  /s/ S. Keith Williams
          ------------                  ---------------------

               Date                     Name: S.K. Williams
                                        Title: President

                                        ANTHONY CATALDO
          July 6, 1995                  /s/ Anthony J. Cataldo